                                                           EXHIBIT NO. 99.B10(d)

                          INDEPENDENT AUDITORS' CONSENT

      We consent to the incorporation by reference in this Post-Effective Amendment No. 34 to Registration Statement No. 33-1657 of MFS Series Trust X, of our report dated July 5, 2001 appearing in the annual report to shareholders for the year ended May 31, 2001 for MFS(R) Fundamental Growth Fund, MFS(R) Multi Cap Growth Fund, MFS(R) Gemini Large Cap U.S. Fund and MFS(R) Gemini U.K. Fund, each a series of MFS Series Trust X, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP
---------------------
Deloitte & Touche LLP

Boston, Massachusetts
July 25, 2001